SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                     ____________________________________

                                   FORM 8-K


                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 1998   (June 30, 1998)

                          CAI WIRELESS SYSTEMS, INC.


            (Exact Name of Registrant as Specified in its Charter)



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
      Connecticut                            0-22888                             06-1324691
    (State or other                 (Commission File Number)                    (IRS Employer
    jurisdiction of                                                          Identification No.)
    incorporation)
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18 CORPORATE WOODS BLVD., THIRD FLOOR, ALBANY, NY 12211
(Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code  (518) 462-2632





         (Former name or former address, if changed since last report)

Item 5. OTHER EVENTS

            On June 30, 1998, the registrant commenced a solicitation of votes with respect to a pre-packaged reorganization plan (the "Reorganization Plan"), pursuant to which the registrant will restructure its financial obligations. The solicitation is being sent to the holders of the registrant's 12-1/4% Senior Notes due 2002 (the "Senior Notes") and certain other impaired creditors. The registrant has not yet commenced a reorganization case under Chapter 11 of the U.S. Bankruptcy Code. If it receives the requisite votes indicating acceptance of its proposed reorganization plan, however, the registrant intends to file a voluntary petition under Chapter 11 of the Bankruptcy Code. Although the Reorganization Plan was developed in the course of discussions and negotiations with the registrant's senior lender and an Unofficial Committee representing approximately 73% of the outstanding Senior Notes, the Plan has not yet been approved or endorsed by any creditor or the Unofficial Committee.

      Under the Company's proposed Reorganization Plan, holders of the Senior Notes will receive approximately $16.4 million in cash, $100,000,000 of new Senior Notes due 2004 and 91% of the equity of the reorganized CAI. The holder of CAI's $30,000,000 12% Subordinated Note and the holders of CAI's Subordinated Promissory Notes due September 29, 2000 issued by CAI in connection with the acquisition of wireless cable assets in the Baltimore and Washington markets will receive their PRO RATA share of the remaining 9% of the new common stock of the reorganized CAI. The Reorganization Plan does not provide any recovery for CAI's current common shareholders or other equity-based interest holders. CAI's trade creditors, including ALL ITFS or MMDS licenseholders that lease excess capacity to CAI's various subsidiaries, will remain unimpaired and be paid in the ordinary course of CAI's operations. CAI intends to continue to pay its employees wages and benefits.

      A copy of the Disclosure Statement, with exhibits, is filed as an exhibit hereto. The voting deadline for the solicitation is July 27, 1998.


Item 7 - FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      C.  Exhibits

      99.1        Disclosure Statement dated as of June 30, 1998




                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CAI WIRELESS SYSTEMS, INC.



                                    By: S/JAMES P. ASHMAN
                                         James P. Ashman
                                         Executive Vice President and CFO

Date:  July 1, 1998